Exhibit 16.1      Letter from Timothy L. Steers, CPA, LLC,pursuant to Item 304
                  (a)(3) of Regulation S-B


         Timothy L. Steers, CPA, LLC
         4380 SW Macadam Ave. Suite 210
         Portland, OR 97239

         January 6, 2006

         United States Securities & Exchange Commission
         100 F Street, NE
         Washington, D.C.20549

         Ladies & Gentlemen:

         We have read the disclosures on the Form 8K report filed on or about January 6, 2006 and we are in agreement with the statements contained therein, as they pertain to our engagement and subsequent termination.

          Very truly yours,

         /s/ TIMOTHY L. STEERS, CPA, LLC